Exhibit 99.1
FOR IMMEDIATE RELEASE

February 22, 2012

Contact:

Corporate Communications
Federal Home Loan Bank of Dallas
www.fhlb.com
(214) 441-8445

Federal Home Loan Bank of Dallas Reports Fourth Quarter
and Full Year Earnings

DALLAS, TEXAS, February 22, 2012 - The Federal Home Loan Bank of Dallas (Bank) today reported net income of $17.8 million for the quarter ended December 31, 2011. For the year ended December 31, 2011, the Bank reported net income of $47.8 million.

Total assets at December 31, 2011 were $33.8 billion, compared with $31.4 billion at September 30, 2011 and $39.7 billion at December 31, 2010. The $5.9 billion decrease in total assets for the full year was attributable primarily to declines in the Bank's advances ($6.7 billion), short-term liquidity portfolio ($2.1 billion) and long-term held-to-maturity securities portfolio ($2.1 billion), offset by the addition to the Bank's long-term investment portfolio of $4.9 billion in U.S. agency and other highly rated debentures, all of which were purchased during the second half of 2011 and classified as available-for-sale. The $2.4 billion increase in total assets for the fourth quarter was attributable to increases in the Bank's advances ($0.2 billion) and long-term available-for-sale securities portfolio ($2.9 billion), offset by declines in the Bank's long-term held-to-maturity securities portfolio ($0.4 billion) and its short-term liquidity portfolio ($0.3 billion).

Advances totaled $18.8 billion at December 31, 2011, compared with $18.6 billion at September 30, 2011 and $25.5 billion at December 31, 2010. During the quarter and year ended December 31, 2011, advances to the Bank's top five borrowers as of December 31, 2010 decreased by $0.1 billion and $5.7 billion, respectively. The full year amount included the maturity of $4.5 billion of advances to the Bank's two largest borrowers as of December 31, 2010. In addition, during the first quarter of the year, $0.8 billion of maturing advances were repaid following the consolidation of several affiliated members' charters into the charter of an affiliated out-of-district institution. Advances to the Bank's other members decreased by $0.2 billion during the full year; during the fourth quarter, advances to these members increased by $0.3 billion.

Due to principal repayments on mortgage-backed securities (MBS), the Bank's held-to-maturity securities portfolio declined from $6.9 billion at September 30, 2011 and $8.5 billion at December 31, 2010 to $6.4 billion at December 31, 2011. The Bank did not acquire any MBS during the year ended December 31, 2011.

The Bank's operating results for the quarter and year ended December 31, 2011 included credit-related other-than-temporary impairment charges of $0.8 million and $6.1 million, respectively, on certain of its investments in non-agency (private-label) residential MBS (RMBS). The unpaid principal balance of the Bank's non-agency RMBS holdings, all of which are classified as held-to-maturity, totaled $316.7 million at December 31, 2011, compared with $331.3 million at September 30, 2011 and $397.9 million at December 31, 2010.

The Bank's retained earnings increased to $494.7 million at December 31, 2011, from $478.1 million at September 30, 2011 and $452.2 million at December 31, 2010. Accumulated other comprehensive loss attributable to the non-credit portion of other-than-temporary impairment losses on the Bank's non-agency RMBS holdings declined from $52.6 million at September 30, 2011 and $63.3 million at December 31, 2010 to $51.4 million at December 31, 2011. Accumulated other comprehensive income (loss) attributable to net unrealized gains (losses) on the Bank's available-for-sale securities portfolio totaled $5.2 million and ($6.1 million) as of December 31, 2011 and September 30, 2011, respectively.

Additional selected financial data as of and for the quarter and year ended December 31, 2011 is set forth below. Further discussion and analysis regarding the Bank's results will be included in its Form 10-K for the year ended December 31, 2011 to be filed with the Securities and Exchange Commission.

About the Federal Home Loan Bank of Dallas

The Federal Home Loan Bank of Dallas is one of 12 district banks in the FHLBank System created by Congress in 1932. The Bank is a member-owned cooperative that supports housing and community development by providing competitively priced loans (known as advances) and other credit products to more than 900 members and associated institutions in Arkansas, Louisiana, Mississippi, New Mexico and Texas. For more information, visit the Bank's website at fhlb.com.

Federal Home Loan Bank of Dallas
Selected Financial Data
As of and For the Quarter and Year Ended December 31, 2011
(Unaudited, in thousands)

	December 31,	September 30,	December 31,
	2011	2011	2010
Selected Statement of Condition Data:

Assets
Investments (1)	$13,502,564	$11,250,626	$12,268,954
Advances	18,797,834	18,648,722	25,455,656
Mortgage loans held for portfolio, net	162,645	173,378	207,168
Other assets	1,306,924	1,354,590	1,758,292
Total assets	$33,769,967	$31,427,316	$39,690,070

Liabilities
Consolidated obligations
Discount notes	$9,799,010	$7,977,769	$5,131,978
Bonds	20,070,056	19,423,747	31,315,605
Total consolidated obligations	29,869,066	27,401,516	36,447,583
Mandatorily redeemable capital stock	14,980	7,604	8,076
Other liabilities	2,181,086	2,354,415	1,243,999
Total liabilities	32,065,132	29,763,535	37,699,658
Capital
Capital stock - putable	1,255,793	1,243,943	1,600,909
Retained earnings	494,657	478,060	452,205
Total accumulated other comprehensive loss	(45,615)	(58,222)	(62,702)
Total capital	1,704,835	1,663,781	1,990,412
Total liabilities and capital	$33,769,967	$31,427,316	$39,690,070

Total regulatory capital (2)	$1,765,430	$1,729,607	$2,061,190

		For the Quarter Ended December 31, 2011	For the Year Ended December 31, 2011

Selected Statement of Income Data:

Net interest income		$37,584	$151,981
Other income (loss)		1,133	(16,917)
Other expense		18,948	77,419
Assessments		1,978	9,815
Net income		17,791	47,830

(1) Investments consist of interest-bearing deposits, securities purchased under agreements to resell, federal funds sold, trading securities, available-for-sale securities and held-to-maturity securities.

(2) As of December 31, 2011, September 30, 2011 and December 31, 2010, total regulatory capital represented 5.23 percent, 5.50 percent and 5.19 percent, respectively, of total assets as of those dates.

###